STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
FORM 4

1. Name and  Address of reporting Person:
     Robert G. Gatza
     c/o MicroEnergy, Inc.
     350 Randy Road
     Carol Stream, IL 60188
2. Issuer Name and Ticker Trading Symbol:
     MicroEnergy, Inc.; MICR
3. IRS or Social Security Number of Reporting Person:
     ###-##-####
4. Statement for Month/Year
     January/1997
5. If Amendment, Date of Original(Month/Year)
     N/A
6. Relationship of reporting person to Issuer:
     (Check all applicable)
      X   Director             X   10% Owner
      X   Officer: Chairman        Other

Table I- Non-Derivative Securities Acquired, Disposed or
          Beneficially Owned
                                Series A Preferred      Common
                                    Stock                Stock
1.Title of Security             Series A Preferred   Common
2.Transaction Date                                   1/1/97
3.Transaction Code                                   J-Dividend
4.Securities Acquired (A)
   Disposed of (D)
     Amount                                          17,500
     Code                                            A
     Price                                           NA
5.Amount of Securities Bene-
   ficially Owned at End
   of Month                     175,000              149,833
6.Ownership Form: Direct(D)
   or Indirect(I)               D                    I
7.Nature of Indirect Bene-
   ficial Ownership                                  *

* A  Partner of the Gatza Family Limited Partnership

Table II- Derivative Securities Acquired, Disposed of, or Bene-ficially Owned (e.g. puts, call, warrants, options, convertible securities)

     N/A

Signed:   Robert G. Gatza
          Chairman
          January 30, 1997

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
FORM 4

1. Name and  Address of reporting Person:
     Robert J. Fanella
     c/o MicroEnergy, Inc.
     350 Randy Road
     Carol Stream, IL 60188
2. Issuer Name and Ticker Trading Symbol:
     MicroEnergy, Inc.; MICR
3. IRS or Social Security Number of Reporting Person:
     ###-##-####
4. Statement for Month/Year
     January/1997
5. If Amendment, Date of Original(Month/Year)
     N/A
6. Relationship of reporting person to Issuer:
     (Check all applicable)
      X   Director             X   10% Owner
      X   Officer: CFO             Other

Table I- Non-Derivative Securities Acquired, Disposed or
          Beneficially Owned
                                Series A Preferred      Common
                                    Stock                Stock
1.Title of Security             Series A Preferred   Common
2.Transaction Date                                   1/1/97
3.Transaction Code                                   J-Dividend
4.Securities Acquired (A)
   Disposed of (D)
     Amount                                          17,500
     Code                                            A
     Price                                           NA
5.Amount of Securities Bene-
   ficially Owned at End
   of Month                     175,000               102,479
6.Ownership Form: Direct(D)
   or Indirect(I)               D                    D
7.Nature of Indirect Bene-
   ficial Ownership



Table II- Derivative Securities Acquired, Disposed of, or Bene-ficially Owned (e.g. puts, call, warrants, options, convertible securities)

     N/A

Signed:   Robert J. Fanella
          CFO
          January 30, 1997